EXHIBIT 23.1




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-105797, Form S-8 No. 333-60452 and Form S-8 No. 333-72623)
pertaining to the 1998 Stock Incentive Plan, the Registration Statement
(Form S-8 No. 333-20163) pertaining to the 1996 Stock Incentive Plan and the Registration Statement (Form S-8 No. 033-60819) pertaining to the Stock Incentive Plan of Paxson Communications Corporation of our report dated December 8, 2003, with respect to the consolidated financial statements of Paxson Communications Corporation as of September 30, 2003 and for the period ended September 30, 2003, included in the Current Report (Form 8-K) dated December 10, 2003.


                                                        /s/ Ernst & Young LLP



West Palm Beach, Florida
December 8, 2003